EXHIBIT 99

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: November 12, 2008
310.615.1647
mdickers@csc.com

	Janet Herin	Bill Lackey
	Sr. Manager, Media Relations	Director, Investor Relations
	Corporate	Corporate
	310.615.1693	310.615.1700
	jherin@csc.com	blackey3@csc.com

MICHAEL J. MANCUSO JOINS CSC AS VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

          FALLS CHURCH, Va., Nov. 12 – CSC (NYSE: CSC) announced today that Michael J. Mancuso is joining the company as vice president and chief financial officer effective Dec. 1, 2008. He will report to CSC Chairman, President and Chief Executive Officer Michael W. Laphen.

Mancuso replaces Donald G. DeBuck, who has served as interim chief financial officer since Feb. 2008, and will continue in his role as vice president and corporate controller.

          Mancuso previously served as chief financial officer of General Dynamics since 1994 and was elected a senior vice president of GD in 1997. In this capacity, he was responsible for corporate-wide financial management, information systems and real estate. Previously, he held various executive management positions with the company, including corporate controller and chief financial officer of General Dynamics Land Systems.

          Prior to joining General Dynamics in 1993, Mancuso held several senior management positions at United Technologies Corporation (UTC). Before UTC, he spent 21 years with General Electric in various financial management positions.

“I am extremely pleased to welcome Mike to our executive leadership team,” said Laphen. “His broad experience with global, industry-leading companies makes him a

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perfect fit for this role, and I look forward to working with him as we continue to execute our multi-year strategic plan and position CSC for future growth and profitability.”

Mancuso received his bachelor’s degree in business from Villanova University and his MBA from Eastern University.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions & Services, Global Outsourcing Services and the North American Public Sector. CSC’s advanced capabilities include systems design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. Headquartered in Falls Church, Va., CSC has approximately 91,000 employees and reported revenue of $17.3 billion for the 12 months ended Oct. 3, 2008. For more information, visit the company’s Web site at www.csc.com.